UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )
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FirstMerit Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Mailed to shareholders
on or about April 7, 2010
April 6, 2010
Dear Shareholder:
We have previously sent to you proxy material for the Annual Meeting of the shareholders of FirstMerit Corporation to be held on April 21, 2010. Your Board of Directors unanimously recommends that shareholders vote their shares FOR all of the items on the agenda. Your vote is important. Please cast it today.
A number of the items before you this year require the affirmative vote of 2/3 of the shares outstanding. These are several of the amendments to the Company’s governing documents that the Board of Directors has recommended as in your best interests. Their combined effect would be to eliminate all remaining “supermajority” vote requirements that the Company, without the necessary vote from shareholders, will remain subject to under Ohio law, and to eliminate the need for shareholders to approve certain smaller business combinations and mergers.
The changes will bring the Company’s governance into better alignment with the current mainstream and put it on an equal footing with its peers, particularly when competing for acquisitions. To be passed and made effective, the amendments require the affirmative vote of 2/3 of the outstanding shares. Not voting is thus the same as a vote against. Abstaining is the same as a vote against. You must take action if your shares are to be counted. If you have any questions about the amendments, please call Innisfree M&A Incorporated, which is assisting us in this matter. They can be reached toll-free at the number below.
Sincerely,

Paul G. Greig
Chairman, President and Chief Executive Officer

REMEMBER:
You can vote your shares by telephone, or via the Internet.
Please follow the easy instructions on the enclosed card.
If you have any questions, or need assistance in voting
your shares, please call our proxy solicitor,
INNISFREE M&A INCORPORATED
TOLL-FREE, at 1-888-750-5834.